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                                                                       EXHIBIT 2




                       [LETTERHEAD OF JAPONICA PARTNERS]





VIA FACSIMILE
HIGHLY CONFIDENTIAL

                                                                    June 5, 1994


Mr. Frank J. Tasco
Chairman
Borden Inc.
277 Park Avenue
New York, NY  10172

Dear Frank:

            Wrote to you on May 24th.

            Given your public disclosure of the Board's efforts to sell the Company, we wish to meet.

            Our first preference is as a "white knight".

            We are inclined to entertain a materially higher valuation if the snack and other targeted businesses are not liquidated.

            We should meet forthwith.



                                    Best Health,


                                    /s/ Paul B. Kazarian
                                    ------------------------
                                    Paul B. Kazarian
                                    Managing Partner